SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

INNOVIVA, INC.

(Name of Registrant as Specified In Its Charter)

Sarissa Capital Domestic Fund LP

Sarissa Capital Offshore Master Fund LP

Sarissa Capital Fund GP LLC

Sarissa Capital Fund GP LP

Sarissa Capital Offshore Fund GP LLC

Sarissa Capital Management GP LLC

Sarissa Capital Management LP

Dr. Alexander J. Denner

Mr. Mark DiPaolo

Mr. George W. Bickerstaff, III

Mr. Jules Haimovitz

Dr. Odysseas Kostas

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 17, 2017, Sarissa Capital Management LP, together with the other Participants (as defined below), issued the following press release in connection with its solicitation of proxies for the 2017 annual meeting of shareholders of Innoviva, Inc. The Participants also posted the press release to www.dfking.com/INVA:

FOR IMMEDIATE RELEASE

SARISSA CAPITAL STATES: INNOVIVA ALREADY APPEARS TO RENEGE ON COST CUTS; INNOVIVA THINKS ITS BAD CORPORATE GOVERNANCE IS NOT A PROBLEM

Greenwich, CT, April 17, 2017 – Sarissa Capital Management LP made the following statement regarding its nomination of a minority slate to the Board of Directors of Innoviva, Inc. (NASDAQ: INVA) at its 2017 annual meeting to be held on April 20, 2017 at 8:30 a.m. EDT:

•	Innoviva already appears to be reneging on its vague recent promise to deliver cost cuts

•	Innoviva fails to acknowledge that its abysmal corporate governance practices must be fixed

INNOVIVA WILL NOT CHANGE WITHOUT SHAREHOLDER REPRESENTATION AND OVERSIGHT

Innoviva’s Cost-Cut Flip-Flopping Underscores Need for Shareholder Oversight – Only days after trumpeting a vague promise to review costs, Innoviva touts its current lean cost and compensation structure. Notably, Innoviva also no longer says that its review will result in anything “meaningful” or that there will be a “benefit [to] our financial performance.” Even Innoviva must have realized you cannot claim to be lean and promise to deliver meaningful cost cuts in the same breath. Innoviva’s vague announcement a few days ago to review costs now appears to be nothing more than scant cover for GSK to support Innoviva at the annual meeting. Bottom line – Innoviva has no plans to make any changes that will benefit shareholders. And to ensure no meaningful changes, Innoviva has charged its “independent” directors with overseeing this cost cutting “review” – the same independent directors who have continuously failed their oversight duties and perpetuated Innoviva’s bloated cost structure. As Innoviva has shown us, it will not truly change without shareholder oversight and representation on the board. Innoviva needs Sarissa’s nominees who will insist that every dollar spent be justified by its ability to drive shareholder value.

Innoviva’s Woeful Corporate Governance Will Not Change Without Shareholder Representation – Innoviva continues to tout its governance or what Glass Lewis called, “a corporate governance framework that appears problematically malleable and largely ineffective, in each case as an extension of the seemingly significant influence of current CEO Michael Aguiar.” In fact, during this proxy contest, Innoviva proudly released a manufactured timeline in connection with adding two director nominees that Glass Lewis noted “only raises additional questions around the effectiveness and independence of the committee.” And as for considering proposed shareholder nominees, the NomGov committee did not even bother to meet with Sarissa or any of our nominees, and the independent directors had scarcely interacted with any of us before it summarily rejected all Sarissa nominees. How can this abysmal corporate governance change if Innoviva will not even acknowledge that there is a problem?

Sarissa corrects the record with regard to further misstatements by Innoviva:

•	Innoviva continues to grossly overstate its role in GSK’s sales and marketing

•	Innoviva’s independent directors have been barely present during the nomination process, unlike CEO

•	Innoviva needs to learn from Enzon how to run a company for the benefit of shareholders and not management

Innoviva Contradicts Itself on GSK Role – Sarissa finds Innoviva’s comments that its partnership with GSK has been the “key” to Innoviva’s growth as ludicrous and also completely contradict Innoviva’s most recent 10-K that it has “no control over GSK’s marketing efforts.” GSK sold Advair to annual peak sales of over $8 billion without Innoviva – we do not believe GSK is really that bad at selling and marketing respiratory inhalers that it is reliant on Innoviva, a company that does not sell or market anything. We believe Innoviva is overstating its role with GSK, in contradiction to the 10-K, in order to justify its gross overcompensation and excessive cost structure.

Innoviva’s Independent Directors Have Failed Their Critical Duties in Considering Sarissa’s Nominees – Innoviva states this morning that Sarissa has had six conversations with its independent directors since we began our discussions with the company. Is Innoviva including the calls on which the CEO was present? Or the two calls in which one independent director joined the CEO but barely spoke? Or is Innoviva pointing to calls after Innoviva summarily rejected all Sarissa’s nominees and launched this proxy contest? Because Sarissa was unable to set up even a single call with independent directors for much of March. Chairman William Waltrip would not even acknowledge our requests for a simple phone call. And Sarissa was unable to speak with any independent directors alone (that is, without the CEO present) until after Innoviva summarily rejected all Sarissa’s nominees and launched this proxy contest.

Innoviva misses the point on Enzon – Innoviva continues to use broad and misleading brushstrokes to misrepresent events and circumstances at Enzon. Sarissa asks that Innoviva stockholders instead simply reach out to large stockholders of Enzon for the true story. We believe that Innoviva investors will appreciate the refreshing difference between a company run for the benefit of shareholders (Enzon) and one run for the benefit of management (Innoviva).

In addition, George Bickerstaff III and Jules Haimovitz recently oversaw, during their tenure on the board of ARIAD Pharmaceuticals, a stock price increase from $6.65 to $24, or 261%. This dramatic increase in shareholder value was driven by smart capital allocation decisions and a focus on operational excellence which put the company in a position to be sold for a substantial premium. Why does Innoviva ignore the recent success of these nominees and the value that they can add to the board?

We have had very positive conversations with many of Innoviva’s largest shareholders. Each of ISS, Glass Lewis and Egan-Jones recommend Sarissa nominees. The support for our position has been overwhelming. We believe we can overcome GSK’s questionable support of Innoviva and bring about much needed change at the company.

WE URGE ALL SHAREHOLERS TO VOTE NOW ON THE GOLD CARD FOR THE SARISSA NOMINEES.

If you have any questions regarding your GOLD proxy card or need assistance in voting, please contact our proxy solicitor:

D.F. KING & CO., INC.

STOCKHOLDERS CALL TOLL–FREE: (800) 549–6746

BANKS AND BROKERAGE FIRMS CALL: (212) 269–5550

WWW.DFKING.COM/INVA.

Time is of the essence. We urge you to VOTE THE GOLD PROXY CARD to help us fix the problems at Innoviva. If you want to follow the recommendations of ISS, Glass Lewis and Egan-Jones and vote for Sarissa nominees YOU MUST VOTE ON THE GOLD CARD AND YOU CANNOT VOTE THE WHITE CARD. Returning a white card, even if you withhold on Innoviva’s nominees, will not be a vote for the Sarissa nominees, and it would revoke any vote you previously submitted on the GOLD CARD. PLEASE VOTE NOW by signing, dating and returning the GOLD proxy card or by voting by phone or internet.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

ON MARCH 22, 2017, SARISSA CAPITAL MANAGEMENT LP (“SARISSA”), TOGETHER WITH THE OTHER PARTICIPANTS IN SARISSA’S PROXY SOLICITATION (THE “PARTICIPANTS”), FILED A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING GOLD PROXY CARD WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE 2017 ANNUAL MEETING OF SHAREHOLDERS OF INNOVIVA, INC. (THE “COMPANY”). STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF THE COMPANY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF THE COMPANY AT NO CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS ALSO AVAILABLE BY CONTACTING SARISSA’S PROXY SOLICITOR, D.F. KING & CO., INC., BY TELEPHONE AT THE FOLLOWING NUMBERS: STOCKHOLDERS CALL TOLL–FREE: (800) 549–6746 AND BANKS AND BROKERAGE FIRMS CALL: (212) 269–5550, OR THROUGH THE INTERNET AT WWW.DFKING.COM/INVA.

Consent of the author and publication to use the quotations contained in the material filed herewith as proxy soliciting material was neither sought nor obtained.

Contacts:

Sarissa Capital Management LP Melinda Zech 203-302-2330	D.F. King & Co., Inc. Edward McCarthy or Peter Aymar 212-269-5550